Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Save Foods Ltd.(1)	Israel

(1)	Save Foods Ltd. is the wholly-owned subsidiary of Save Foods , Inc.